CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-45744) pertaining to the Amended and Restated 1999 Stock Option Plan of Voice Mobility International, Inc. and in Post-Effective Amendments No. 2 to the Registration Statement (Form S-1 No. 333-60678) and related Prospectus of our report dated March 7, 2003, with respect to the consolidated financial statements of Voice Mobility International, Inc. in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP
Chartered Accountants

Vancouver, Canada
March 28, 2003